Exhibit 99.1

Harris Corporation Issues Statement That It Is Not
Pursuing a Merger or Sale of the Company

MELBOURNE, Florida, June 2, 2008 — Harris Corporation (NYSE:HRS) has issued a statement in response to recent market rumors and media reports. Harris acknowledged that from time to time it is approached by other companies with expressions of interest in various types of transactions, including a potential sale of the company. Harris stated today that it is not pursuing a merger or a sale.

“The Board of Directors and I have great confidence in this company, its employees and its future,” said Howard L. Lance, chairman, president and chief executive officer. “Harris is uniquely positioned, with access to both government and commercial technologies, to continue to effectively serve the challenging requirements of our growing global assured communications® markets.

“We believe our focus on continuing growth through the introduction of industry-leading new products, expansion of addressable markets, development of new capabilities, international expansion, and strategic acquisitions will deliver significant value going forward for our customers, shareholders and business partners as we have demonstrated in the past,” Lance said.

In accordance with its standing policy, the company will not make any further statements responding to market rumors or speculation.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of more than $5 billion and 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications®; products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about outlook and expectations are forward-looking and involve risks and uncertainties. Other factors that may impact the company’s results and forward-looking statement may be disclosed in the company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.